Exhibit 99.1

STEPHANIE SHEPHERD JOINS MCCLATCHY AS CONTROLLER

SACRAMENTO, Calif., December 3, 2015 – The McClatchy Company (NYSE-MNI) announced today Stephanie Shepherd will join the company as corporate controller on December 7, 2015. She replaces Larry Edgar, who resigned on September 11, 2015, to become controller for another company.

Shepherd, 38, is currently the Global Revenue Accounting Senior Controller for Cisco, Inc., a global network equipment company. Stephanie holds a Masters of Public Accountancy from Montana State University and is a CPA, with prior experience at the accounting firm Ernst & Young, LLP.  Stephanie has spent a total of nine years at Cisco in increasingly senior leadership roles including treasury accounting manager, global technical accounting and policy controller, in addition to her current position.

“We are thrilled to have a person of Stephanie’s technical expertise and strong leadership capabilities direct our corporate finance department”, said Elaine Lintecum, McClatchy's CFO. She is an accomplished accountant and a proven leader who shares our values and brings the additional digital expertise needed as we continue our digital transformation and expand our digital products and services.”

Stephanie and her husband, Isaac, originally hail from Hamilton, Montana and have two children.

About McClatchy

The McClatchy Company is a 21st century news and information leader, publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, the Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates media companies in 28 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Contact:	Elaine Lintecum, Vice President and CFO 916-321-1846 elintecum@mcclatchy.com